EXHIBIT 99.1

SJW CORP. ANNOUNCES
THIRD QUARTER FINANCIAL RESULTS

SAN JOSE, CA, October 28, 2015 – SJW Corp. (NYSE: SJW) today reported financial results for the third quarter ended September 30, 2015. Operating revenue was $83 million in the quarter compared to $125.4 million in 2014. The $42.4 million decrease in revenue was primarily attributable to the recognition of $46.5 million in the third quarter of 2014 related to the Company's 2012 General Rate Case decision and $15.3 million in lower customer usage, offset by $12.4 million in cumulative rate increases, an increase in the net recognition of certain balancing and memorandum accounts of $6.6 million related to the 2014 Pension Balancing Account true-up as a result of the 2012 General Rate Case decision and $200,000 in revenue from new customers.

Water production expenses for the third quarter of 2015 were $35.5 million versus $39.4 million for the same period in 2014, a decrease of $3.9 million. The decrease in water production expenses was attributable to $9.5 million in lower customer water usage offset by $5.5 million in higher per unit costs for purchased water, groundwater extraction and energy charges and $152,000 in higher expenses due to a decrease in the use of available surface water supply. Operating expenses, excluding water production expenses, increased $2.3 million to $29.2 million from $26.9 million. The increase was due to $1.5 million in higher administrative and general expenses, $721,000 of higher depreciation expense, and $21,000 in higher property taxes and other non-income taxes. The increase in administrative and general expenses was primarily attributable to higher pension costs.

Other expense and income in the third quarter of 2015 included the sale of multiple real estate properties for a gain of approximately $1.9 million compared to the sale in 2014 of a real estate property of approximately $300,000.

The effective consolidated income tax rates were 37% and 29% for the quarters ended September 30, 2015 and 2014, respectively. The change in quarterly effective consolidated income tax rate was primarily due to a state income tax benefit of $4.8 million recognized in 2014 related to the adoption of new Department of Treasury and Internal Revenue Service Tangible Property Regulations for 2013 and prior years.

Net income was $9.5 million for the quarter ended September 30, 2015, compared to $38.4 million for the same period in 2014. Diluted earnings per share were $0.46 and $1.88 for the quarters ended September 30, 2015 and 2014, respectively.

Year-to-date operating revenue decreased by $32.9 million to $217.5 million from $250.4 million in the first nine months of 2015. The decrease was attributable to the recognition of $46.5 million in the third quarter of 2014 related to settlement of the Company's 2012 General Rate Case and $28.4 million in lower customer usage, offset by $33.1 million in cumulative rate increases, a net increase in the recognition of certain balancing and memorandum accounts of $6 million, an additional $1.9 million in 2012 General Rate Case true-up revenue recognized in 2015 and $900,000 in revenue from new customers.

Year-to-date water production expenses decreased to $83.7 million from $96 million in 2014. The $12.3 million decrease was attributable to $18.4 million in lower customer water usage and $3.1 million in lower expenses due to an increase in the use of available surface water supply, offset by $9.2 million in higher per unit costs for purchased water, groundwater extraction and energy charges. Operating expenses, excluding water production costs, increased $8.4 million to $85.5 million from $77.1 million. The increase was due to $5.3 million of higher administrative and general expenses, $2.1 million of higher depreciation expenses, $627,000 in higher property taxes and other non-income taxes and $365,000 in higher maintenance expenses. The increase in administrative and general expenses was primarily attributable to higher pension costs and costs related to California General Rate Case proceeding and other activities.

Other expense and income in the first nine months of 2015 included the sale of multiple real estate properties for a gain of approximately $1.9 million. Other expense and income during the same period of 2014 included a gain on the sale of 125,969 shares of California Water Service Group stock of $2 million and sales of real estate property in California and real estate investment property in Texas of approximately $300,000 each.

The effective consolidated income tax rates were 37% and 30% for the nine-month periods ended September 30, 2015 and 2014, respectively. The change in effective consolidated income tax rate for the nine-month period ended September 30, 2015 compared to the same period in 2014 was due to a state income tax benefit of $4.8 million recognized in 2014 related to the adoption of new Department of Treasury and Internal Revenue Service Tangible Property Regulations for 2013 and prior years and a benefit of $880,000 recognized in 2014 related to State of California enterprise zone sales and use tax credits.

Year-to-date net income was $21.7 million, compared to $46.1 million in 2014. Diluted earnings per share were $1.06 in the first nine months of 2015, compared to $2.26 per diluted share for the same period in 2014.

As of September 30, 2015, the Company has a net balance of $19.2 million accumulated in a memorandum account related to 2014 and 2015 conservation activities in California. The Company has a pending filing with the California Public Utilities Commission to recover in rates the 2014 balance in the amount of approximately $9.6 million. The Company intends to file to recover in rates the 2015 year-end balance in the first quarter of 2016.

The Directors of SJW Corp. today declared a quarterly dividend on common stock of $0.195 per share. The dividend is payable on December 1, 2015 to shareholders of record on November 9, 2015.

SJW Corp. is a publicly traded holding company headquartered in San Jose, California. SJW Corp. is the parent company of San Jose Water Company, SJWTX, Inc., Texas Water Alliance Limited, SJW Land Company, and SJW Group, Inc. Together, San Jose Water Company and SJWTX, Inc. provide water service to more than one million people in San Jose, California and nearby communities and in Canyon Lake, Texas and nearby communities. SJW Land Company owns and operates commercial real estate investments.

This press release may contain certain forward-looking statements including but not limited to statements relating to SJW Corp.'s plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Results for a quarter are not indicative of results for a full year due to seasonality and other factors. Other factors that may cause actual results, performance or achievements to materially differ are described in SJW Corp.'s most recent reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. SJW Corp. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

SJW Corp.
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
OPERATING REVENUE	$82,955	125,430	$217,469	250,382
OPERATING EXPENSE:
Production Expenses:
Purchased water	22,085	15,616	47,371	37,288
Power	2,500	3,453	5,200	7,565
Groundwater extraction charges	7,920	17,286	22,053	42,250
Other production expenses	3,033	3,073	9,095	8,936
Total production expenses	35,538	39,428	83,719	96,039
Administrative and general	12,101	10,574	34,861	29,534
Maintenance	3,975	3,975	11,187	10,822
Property taxes and other non-income taxes	2,893	2,872	8,878	8,251
Depreciation and amortization	10,188	9,467	30,549	28,447
Total operating expense	64,695	66,316	169,194	173,093
OPERATING INCOME	18,260	59,114	48,275	77,289
OTHER (EXPENSE) INCOME:
Interest expense	(5,516)	(5,397)	(16,786)	(15,221)
Gain on sale of California Water Service Group stock	—	—	—	2,017
Other, net	2,327	380	2,937	1,417
Income before income taxes	15,071	54,097	34,426	65,502
Provision for income taxes	5,537	15,731	12,736	19,384
NET INCOME	9,534	38,366	21,690	46,118
Other comprehensive (loss) income, net	(112)	(271)	(382)	(32)
Reclassification adjustment for gain realized on sale of investments, net	—	—	—	(1,171)
COMPREHENSIVE INCOME	$9,422	38,095	$21,308	44,915

EARNINGS PER SHARE
Basic	$0.47	1.90	$1.07	2.28
Diluted	$0.46	1.88	$1.06	2.26
DIVIDENDS PER SHARE	$0.20	0.19	$0.59	0.56
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	20,376	20,231	20,353	20,214
Diluted	20,532	20,424	20,505	20,403

SJW Corp.
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	September 30, 2015	December 31, 2014
ASSETS
Utility plant:
Land	$17,209	16,838
Depreciable plant and equipment	1,410,176	1,353,772
Construction in progress	42,717	23,208
Intangible assets	22,139	19,333
Total utility plant	1,492,241	1,413,151
Less accumulated depreciation and amortization	478,606	450,137
Net utility plant	1,013,635	963,014

Real estate investments	74,546	73,794
Less accumulated depreciation and amortization	12,763	11,593
Net real estate investments	61,783	62,201
CURRENT ASSETS:
Cash and cash equivalents	6,271	2,399
Accounts receivable and accrued unbilled utility revenue	50,625	45,327
Current regulatory assets, net	15,035	16,853
Other current assets	4,948	3,514
Total current assets	76,879	68,093
OTHER ASSETS:
Investment in California Water Service Group	5,732	6,378
Debt issuance costs and other, net of accumulated amortization	4,845	5,218
Regulatory assets, net	153,929	158,010
Other	6,572	6,390
	171,078	175,996
	$1,323,375	1,269,304

CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Common stock	$10,616	10,567
Additional paid-in capital	68,241	66,298
Retained earnings	290,030	280,773
Accumulated other comprehensive income	2,135	2,517
Total shareholders' equity	371,022	360,155
Long-term debt, less current portion	380,951	384,365
Total capitalization	751,973	744,520
CURRENT LIABILITIES:
Line of credit	21,200	13,200
Current portion of long-term debt	3,563	584
Accrued groundwater extraction charge, purchased water and purchased power	11,290	6,030
Accounts payable	17,523	7,001
Accrued interest	5,747	6,361
Other current liabilities	13,722	11,518
Total current liabilities	73,045	44,694

DEFERRED INCOME TAXES	189,503	185,506
ADVANCES FOR CONSTRUCTION AND CONTRIBUTIONS IN AID OF
CONSTRUCTION	216,785	211,805
POSTRETIREMENT BENEFIT PLANS	76,713	74,187
REGULATORY LIABILITY	6,413	—
OTHER NONCURRENT LIABILITIES	8,943	8,592
	$1,323,375	1,269,304

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